Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the New Plan Excel Realty Trust, Inc 401(k) Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-65193) on Form S-8 of New Plan Excel Realty Trust, Inc. of our report dated June 1, 2006, with respect to the statements of net assets available for benefits of the New Plan Excel Realty Trust, Inc. Retirement and 401(k) Savings Plan as of December 31, 2005 and 2004, the related statement of changes in net assets available for benefits for the year ended December 31, 2005 and the related supplemental schedule, as of December 31, 2005, which report appears in the December 31, 2005 annual report  on Form 11-K of the New Plan Excel Realty Trust, Inc. Retirement and 401(k) Savings Plan.

/s/ The Schonbraun McCann Group, L.L.P.

Roseland, New Jersey
June 29, 2006